Exhibit 10.1

Ramco-Gershenson Properties Trust
2016 Executive Incentive Plan

For 2016, the CEO, COO and CFO positions will participate in a formal short-term incentive program, based on operating funds from operations (FFO) per share, subject to a maximum ratio of net Debt to Adjusted EBITDA. The CEO will have a target short-term incentive opportunity equal to 125% of base salary while the COO and CFO will each have a target opportunity equal to 75% of base salary.

Specific metrics and requirements are as follows:

Funds From Operations Per Share:

Threshold payout (50% of target incentive), target payout (100% of target incentive) and maximum payout (200% of target incentive) shall occur at achievement of operating FFO per share for 2016 (adjusted for any equity issued during the year) equal to or greater than targets established by the Compensation Committee of the Trust (the “Compensation Committee”). Payouts are interpolated on a linear basis for achievement of results between threshold, target, and maximum levels.

Maximum Net Debt to Adjusted EBITDA:

Payment of full award amounts under the short-term incentive program is subject to achievement of a ratio of net Debt to Adjusted EBITDA at December 31, 2016 equal to or less than the target ratio established by the Compensation Committee. Payment of 85% of award amounts under the short-term incentive program is subject to achievement of a ratio of net Debt to Adjusted EBITDA at December 31, 2016 greater than the target ratio established by the Compensation Committee, but less than or equal to the secondary target ratio established by the Compensation Committee. Payment of 70% of award amounts under the short-term incentive program is subject to achievement of a ratio of net Debt to Adjusted EBITDA at December 31, 2016 greater than the secondary target ratio established by the Compensation Committee, but less than or equal to the maximum ratio established by the Compensation Committee. Payouts shall not be interpolated for achievement of results between target, secondary target and maximum levels.

Administration Guidelines

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This Plan shall be administered by the Trust’s Compensation Committee, which shall be authorized to interpret this Plan, to make, amend and rescind rules and regulations relating to this Plan, to make awards under this Plan, and to make all other determinations under this Plan necessary or advisable for its administration. The Compensation Committee may at its discretion reduce the payments that would otherwise be made under this Plan.

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The performance targets shall be established by the Compensation Committee based on the Trust’s approved 2016 budget. Under the Compensation Committee’s Charter, it has the discretion to exclude from the calculation of annual incentive goals, any non-recurring special charges and amounts. Such special charges could generally include items such as significant litigation and settlement costs; restructuring charges; changes in accounting policies; acquisition and divestiture impacts; and material unbudgeted expenses incurred by or at the direction of the Board. To that end, the Committee may consider any strategic decision or change in the budget made throughout the course of 2016 that can have a material impact on operating FFO per share, either positive or negative, that was not accounted for in the budget setting process at the beginning of the year. In particular, the ratios of net Debt to Adjusted EBITDA shall be subject to adjustment by the Compensation Committee in the event of material, unbudgeted capital expenditures (such as acquisitions or development projects) that are approved by the Board of Trustees during 2016.

•	All determinations, interpretations and constructions made by the Compensation Committee shall be final and conclusive.

•	Rights under this Plan may not be transferred, assigned or pledged.

•	Nothing in this Plan confers on any participant any right to continued employment and this Plan does not interfere with the Trust’s right to terminate an employee’s employment.

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A participant must be a full-time employee in good standing at the date of payment of the award in or around February 2017 in order to receive any payment under the Plan. No payment will be made to any person who leaves the full-time employ of the Trust before such date.

Adopted: February 29, 2016

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